Exhibit 23(a)


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


               As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed by MDU Resources Group, Inc. with the Securities and Exchange Commission on October 29, 1992 (Registration No. 33-53896) of our report dated January 24, 1995 incorporated by reference in the MDU Resources Group, Inc. Form 10-K for the year ended December 31, 1994 and our report dated March 22, 1995 included in the MDU Resources Group, Inc. Tax Deferred Compensation Savings Plan Form 11-K for the year ended December 31, 1994 and to all references to our Firm included in this Post-Effective Amendment No. 1 to such registration statement.


                                                  /s/ Arthur Andersen LLP

                                                  ARTHUR ANDERSEN LLP


          October 12, 1995
          Minneapolis, Minnesota